Exhibit 99.1

                     Jessica Hansen, Director of Investor Relations

301 Commerce Street, Ste. 500, Fort Worth, Texas 76102

817-390-8200

November 12, 2012

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FOURTH QUARTER AND FISCAL 2012 RESULTS AND DECLARES QUARTERLY DIVIDEND

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported that net income for its fourth fiscal quarter ended September 30, 2012 increased 180% to $100.1 million, or $0.30 per diluted share. Net income for the same quarter of fiscal 2011 was $35.7 million, or $0.11 per diluted share. Homebuilding revenue for the fourth quarter of fiscal 2012 increased 21% to $1.3 billion from $1.1 billion in the same quarter of 2011. Homes closed in the quarter increased 12% to 5,575, compared to 4,987 homes in the year ago quarter.

For the fiscal year ended September 30, 2012, net income increased to $956.3 million, or $2.77 per diluted share. The fiscal year results included a tax benefit of $713.4 million, primarily due to a reduction of the Company’s valuation allowance for its deferred tax asset. Net income for fiscal 2011 was $71.8 million, or $0.23 per diluted share, which included a tax benefit of $59.7 million. Homebuilding revenue for fiscal 2012 increased 19% to $4.2 billion from $3.5 billion in fiscal 2011. Homes closed in fiscal 2012 increased 13% to 18,890 homes, compared to 16,695 homes in fiscal 2011.

Net sales orders for the fourth quarter ended September 30, 2012 increased 24% to 5,276 homes from 4,241 homes in the year ago quarter and the value of net sales orders increased 35% to $1.3 billion from $0.9 billion. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the fourth quarter of fiscal 2012 was 27%. Net sales orders for fiscal 2012 increased 21% to 21,048 homes from 17,421 homes in fiscal 2011, and the value of net sales orders increased 29% to $4.8 billion from $3.7 billion.

The Company’s sales order backlog of homes under contract at September 30, 2012 increased 49% to 7,240 homes from 4,854 homes at September 30, 2011. The value of the backlog increased 61% to $1.7 billion at September 30, 2012 from $1.0 billion a year ago.

During the fourth quarter, the Company issued $350 million principal amount of 4.375% senior notes due September 2022. The Company ended the fiscal year with $1.3 billion of homebuilding unrestricted cash and marketable securities and net homebuilding debt to total capital of 21.4%. Net homebuilding debt to total capital consists of homebuilding notes payable net of cash and marketable securities divided by total equity plus homebuilding notes payable net of cash and marketable securities.

The Company also entered into a five-year, $125 million senior unsecured revolving credit facility in September 2012. Subsequent to fiscal year-end, the Company amended the facility and obtained additional lending commitments which increased the capacity of the facility to $600 million. The facility’s uncommitted accordion feature was also amended to allow an increase in the size of the facility to $1 billion.

The Company has declared a quarterly cash dividend of $0.0375 per share. The dividend is payable on December 17, 2012 to stockholders of record on December 3, 2012.

Donald R. Horton, Chairman of the Board, said, “Our fiscal 2012 financial results reflect continued improvement in the housing market and in our company’s performance. Our fourth quarter pre-tax income of $99.2 million was our highest in 22 quarters and contributed to our fiscal 2012 pre-tax income of $242.9 million, the highest since fiscal 2006. Both our fourth quarter and the fiscal year experienced significant year-over-year improvements in net homes sold, homes closed, home sales gross margin, SG&A expense ratio and financial services profitability. As our operating metrics and demand for homes in most of our markets have improved, we have increased our investments in homes, finished lots, land and land development. Our increased investments include the acquisition of the homebuilding assets of Breland Homes during the quarter. Even with our increased inventory investments, our balance sheet remains strong with net homebuilding leverage of 21.4% and unrestricted homebuilding cash and marketable securities totaling $1.3 billion.

“We are positioned for a strong start to fiscal 2013, with our highest year-end backlog since fiscal 2007. We have continued to see strong sales demand through October and into November. With 13,000 homes in inventory and 60,000 finished lots controlled, we have the home and lot position to continue to grow our market share and meet increasing customer demand. We look forward to continued improvement in our operating metrics and increased profitability in fiscal 2013.”

The Company will host a conference call today (Monday, November 12th) at 10:00 a.m. Eastern time. The dial-in number is 877-407-8033, and the call will also be webcast from the Company’s website at www.drhorton.com on the “Investors” page.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, based on its 18,890 homes closed during its fiscal year ended September 30, 2012. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 77 markets in 26 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $100,000 to over $600,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that we are positioned for a strong start to fiscal 2013 and that with 13,000 homes in inventory and 60,000 finished lots controlled, we have the home and lot position to continue to grow our market share and meet increasing customer demand. The forward-looking statements also include that we look forward to continued improvement in our operating metrics and increased profitability in fiscal 2013.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: potential deterioration in homebuilding industry conditions and the current weak U.S. economy; the cyclical nature of the homebuilding industry and changes in general economic, real estate and other conditions; constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; reductions in the availability of mortgage financing and the liquidity provided by government-sponsored enterprises, the effects of government programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates; the risks associated with our land and lot inventory; home warranty and construction defect claims; supply shortages and other risks for acquiring land, building materials and skilled labor; reductions in the availability of performance bonds; increases in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulation on our financial services operations; our debt obligations and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within our industry; our ability to effect any future growth strategies successfully; the impact of an inflationary or deflationary environment; our ability to realize the full amount of our deferred income tax asset; and information technology failures and data security breaches. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K, and our most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,
	2012	2011
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$1,030.4	$715.5
Marketable securities, available-for-sale	298.0	297.6
Restricted cash	49.3	49.1
Inventories:
Construction in progress and finished homes	1,682.7	1,369.2
Residential land and lots—developed and under development	1,838.4	1,370.7
Land held for development	644.1	709.8

	4,165.2	3,449.7
Income taxes receivable	14.4	12.4
Deferred income taxes, net of valuation allowance of $41.9 million and $848.5 million at September 30, 2012 and 2011, respectively	709.5	—
Property and equipment, net	72.6	57.6
Other assets	456.8	398.4
Goodwill	38.9	15.9

	6,835.1	4,996.2

Financial Services:
Cash and cash equivalents	17.3	17.1
Mortgage loans held for sale	345.3	294.1
Other assets	50.5	51.0

	413.1	362.2

	$7,248.2	$5,358.4

LIABILITIES
Homebuilding:
Accounts payable	$216.2	$154.0
Accrued expenses and other liabilities	893.8	829.8
Notes payable	2,305.3	1,588.1

	3,415.3	2,571.9

Financial Services:
Accounts payable and other liabilities	50.4	46.5
Mortgage repurchase facility	187.8	116.5

	238.2	163.0

	3,653.5	2,734.9

EQUITY
Common stock	3.3	3.2
Additional paid-in capital	1,979.8	1,917.0
Retained earnings	1,743.1	834.6
Treasury stock, at cost	(134.3)	(134.3)
Accumulated other comprehensive income	0.2	0.1

	3,592.1	2,620.6
Noncontrolling interests	2.6	2.9

	3,594.7	2,623.5

	$7,248.2	$5,358.4

D.R. HORTON, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$1,288.3	$1,073.7	$4,218.4	$3,542.3
Land/lot sales and other	10.5	0.4	17.8	7.3

	1,298.8	1,074.1	4,236.2	3,549.6

Cost of sales:
Home sales	1,055.6	901.1	3,472.9	2,971.0
Land/lot sales and other	9.2	0.2	13.3	6.9
Inventory impairments and land option cost write-offs	1.5	12.8	6.2	45.4

	1,066.3	914.1	3,492.4	3,023.3

Gross profit:
Home sales	232.7	172.6	745.5	571.3
Land/lot sales and other	1.3	0.2	4.5	0.4
Inventory impairments and land option cost write-offs	(1.5)	(12.8)	(6.2)	(45.4)

	232.5	160.0	743.8	526.3

Selling, general and administrative expense	145.9	124.2	528.7	480.0
Interest expense	4.9	9.5	23.6	50.5
(Gain) loss on early retirement of debt, net	—	0.1	(0.1)	10.8
Other (income)	(4.0)	(1.2)	(12.1)	(8.0)

Operating income (loss) from Homebuilding	85.7	27.4	203.7	(7.0)

Financial Services:
Revenues, net of recourse and reinsurance expense	37.4	24.2	117.8	87.2
General and administrative expense	25.6	20.0	85.5	76.3
Interest expense	0.9	0.6	3.3	1.4
Interest and other (income)	(2.6)	(2.8)	(10.2)	(9.6)

Operating income from Financial Services	13.5	6.4	39.2	19.1

Income before income taxes	99.2	33.8	242.9	12.1
Income tax benefit	(0.9)	(1.9)	(713.4)	(59.7)

Net income	$100.1	$35.7	$956.3	$71.8

Other comprehensive income (loss), net of income tax:
Unrealized gain (loss) related to available-for-sale securities	0.2	(0.2)	0.1	(0.2)

Comprehensive income	$100.3	$35.5	$956.4	$71.6

Basic:
Net income per share	$0.31	$0.11	$3.01	$0.23

Weighted average number of common shares	319.6	316.0	318.1	318.3

Diluted:
Net income per share	$0.30	$0.11	$2.77	$0.23

Numerator for diluted income per share after assumed conversions	$109.8	$35.7	$993.1	$71.8

Adjusted weighted average number of common shares	362.8	316.2	359.0	318.5

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$27.6	$25.1	$94.0	$90.8

Depreciation	$4.4	$5.0	$18.8	$19.9

Interest incurred	$34.6	$30.3	$124.1	$131.6

D.R. HORTON, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Fiscal Year Ended
	September 30,
	2012	2011
	(In millions)
Operating Activities
Net income	$956.3	$71.8
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	18.8	19.9
Amortization of discounts and fees	40.4	37.2
Stock based compensation expense	18.1	14.2
Deferred income taxes	(709.5)	—
(Gain) loss on early retirement of debt, net	(0.1)	10.8
Gain on sale of marketable securities	(0.2)	(0.1)
Inventory impairments and land option cost write-offs	6.2	45.4
Changes in operating assets and liabilities:
Increase in construction in progress and finished homes	(275.4)	(91.4)
(Increase) decrease in residential land and lots — developed, under development, and held for development	(371.0)	16.9
(Increase) decrease in other assets	(42.1)	28.7
(Increase) decrease in income taxes receivable	(2.0)	3.6
Increase in mortgage loans held for sale	(51.2)	(40.3)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	123.0	(101.8)

Net cash (used in) provided by operating activities	(288.7)	14.9

Investing Activities
Purchases of property and equipment	(33.6)	(16.3)
Purchases of marketable securities	(240.8)	(300.1)
Proceeds from the sale or maturity of marketable securities	232.8	292.5
(Increase) decrease in restricted cash	(0.2)	4.6
Acquisition of a business	(105.9)	—

Net cash used in investing activities	(147.7)	(19.3)

Financing Activities
Proceeds from notes payable	765.9	30.0
Repayment of notes payable	(17.5)	(519.3)
Proceeds from stock associated with certain employee benefit plans	50.9	3.4
Cash dividends paid	(47.8)	(47.8)
Purchase of treasury stock	—	(38.6)

Net cash provided by (used in) financing activities	751.5	(572.3)

Increase (Decrease) in Cash and Cash Equivalents	315.1	(576.7)
Cash and cash equivalents at beginning of year	732.6	1,309.3

Cash and cash equivalents at end of year	$1,047.7	$732.6

D.R. HORTON, INC.

($’s in millions)

NET SALES ORDERS

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2012		2011		2012		2011
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	558	$144.3	509	$126.2	2,244	$565.3	2,066	$482.6
Midwest	330	99.5	247	69.8	1,301	386.2	1,005	272.0
Southeast	1,497	315.1	998	195.2	5,378	1,101.9	4,019	776.1
South Central	1,574	308.2	1,498	270.5	6,822	1,282.3	6,169	1,092.2
Southwest	371	77.6	352	66.1	1,715	327.7	1,284	239.6
West	946	309.9	637	199.8	3,588	1,139.9	2,878	865.1

	5,276	$1,254.6	4,241	$927.6	21,048	$4,803.3	17,421	$3,727.6

HOMES CLOSED

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2012		2011		2012		2011
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	572	$149.4	557	$129.5	2,187	$542.4	1,932	$438.4
Midwest	396	121.4	264	74.9	1,164	339.3	964	261.5
Southeast	1,369	280.6	1,089	212.0	4,682	930.7	3,546	691.8
South Central	1,736	325.2	1,862	328.4	6,300	1,158.4	6,150	1,080.0
Southwest	464	88.5	366	70.7	1,442	269.4	1,263	234.8
West	1,038	323.2	849	258.2	3,115	978.2	2,840	835.8

	5,575	$1,288.3	4,987	$1,073.7	18,890	$4,218.4	16,695	$3,542.3

SALES ORDER BACKLOG

	As of September 30,
	2012		2011
	Homes	Value	Homes	Value
East	663	$170.5	606	$147.6
Midwest	425	127.4	288	80.6
Southeast	2,209	465.0	1,285	246.9
South Central	2,232	433.5	1,710	309.5
Southwest	699	134.9	426	76.6
West	1,012	336.6	539	175.0

	7,240	$1,667.9	4,854	$1,036.2